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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT



     PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)         March 9, 2001
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                               Dean Foods Company
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             (Exact name of registrant as specified in its charter)

         Delaware                    1-08262                     36-0984820
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(State or other jurisdiction   (Commission File No.)            (IRS Employer
    of incorporation)                                        Identification No.)

  3600 N. River Road                Franklin Park, IL                  60131
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(Address of principal executive offices)                              (Zip Code)

Registrant's telephone number, including area code    (847) 678-1680
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         (Former name or former address, if changed since last report)


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Item 5 - Other Events

                     DEAN FOODS LOWERS EARNINGS EXPECTATIONS

Franklin Park, IL - March 9, 2001 - Dean Foods Company (NYSE:DF) today announced that it expects to report earnings per share for the third quarter ending February 25, 2001, and for the full fiscal year ending May 27, 2001, that are below Wall Street consensus estimates as a result of weaker than expected results in the Dairy and National Refrigerated Products Groups. The Company also announced that it is working with Goldman, Sachs & Co. to explore strategic and financial alternatives.

         The Company said it expects to report earnings per share in the range of $0.45 to $0.47 per share in the third quarter of fiscal 2001 compared with the consensus estimate of $0.65 per share and $0.67 per share in the third quarter of fiscal 2000. The Company also said it expects full fiscal year earnings per share to be in the range of $2.50 to $2.55 per share compared to the consensus estimate of $3.02 per share and $2.87 per share for fiscal 2000. The full-year 2001 projections and analyst estimates exclude a one-time after-tax gain of $6.2 million in the second quarter on the sale of a note associated with the fiscal 1999 divestiture of the Company's vegetables segment.

         The Company previously indicated that it expected third quarter 2001 earnings per share to be below third quarter 2000 due primarily to higher costs to support growth in its intermediate and extended shelf-life product line. However, in addition to these previously announced factors, the Company now expects:

- Results for its Dairy division to be only marginally above last year's comparable third quarter and below last year's fourth quarter results. While volumes for ice cream products are expected to improve in the fourth quarter due to seasonality and the impact of the recently announced alliance with Baskin-Robbins to produce ice cream for their retail stores nationally, overall Dairy Group third and fourth quarter results are expected to be impacted by lower than anticipated volumes in fluid milk, primarily in the West, higher than anticipated distribution costs due to escalating fuel costs and higher raw milk and butterfat costs.

- Third and fourth quarter results from the National Refrigerated Products Group to be below the comparable periods last year due to costs associated with technology to produce intermediate and extended shelf-life products and higher promotional spending.

- Third quarter results from the Specialty Foods Group to be below last year's third quarter due to lower than anticipated volumes and higher promotional spending, primarily in the pickle business. Results are expected to be above last year's fourth quarter due to improved crop costs for the pickle business.


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         "We are pleased that demand for our products remains strong, and we anticipate low double digit revenue growth for the remainder of the year. Of course, we are disappointed in the projections for earnings for the third quarter and the remainder of fiscal 2001", said Howard Dean, Chairman and Chief Executive Officer. "We are taking a number of steps to immediately address the issues, including further cost savings initiatives, pricing adjustments, and the engagement of Goldman, Sachs & Co. to advise us on strategic and financial alternatives."

         The Company plans to report its third quarter fiscal 2001 results on March 21st.

         Dean Foods is one of the nation's leading dairy processors and distributors producing a full line of branded and private label products, including fluid milk, ice cream and extended shelf life products, which are sold under the Dean's and other strong regional brand names. Dean Foods is the industry leader in other food products including pickles, powdered non-dairy coffee creamers, aseptically packaged foodservice products, and refrigerated dips and salad dressings. More information about Dean Foods can be found on its web site at http://www.deanfoods.com.

         Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this press release. These risks include, but are not limited to, the ability to integrate acquisitions, adverse weather conditions resulting in poor harvest conditions, raw milk, resin, and fuel costs, interest rate fluctuations, the level of promotional spending, competitive pricing pressures, the effectiveness of marketing and cost-management programs and shifts in the market demand.


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              Dean Foods Company
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                                                 (Registrant)


Date: March 9, 2001                          /s/ Barbara A. Klein
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                                                Barbara A. Klein
                                           Vice President Finance and
                                             Chief Financial Officer